EXHIBIT 4.3

AMENDMENT NO. 1 TO FIRST SUPPLEMENTAL INDENTURE

AMENDMENT NO. 1 TO FIRST SUPPLEMENTAL INDENTURE dated as of December 1, 2008, between Globalstar, Inc., a Delaware corporation (the “Company”) and U.S. Bank, National Association, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, this Amendment No. 1 amends the First Supplemental Indenture dated as of April 15, 2008, which is supplemental to the Original Indenture; and

WHEREAS, the Indenture (including this Amendment No. 1) governs the Company’s 5.75% Convertible Senior Notes due 2028 (the “Securities”); and

WHEREAS, pursuant to Section 7.02(a), the Company and the Trustee may amend or supplement the Indenture to supplement any provision in the Indenture so long as the interests of Holders of Securities are not adversely affected in any respect under the Indenture; and

WHEREAS, the parties wish to make an amendment to the Indenture that does not adversely effect the interests of Holders of Securities.

NOW, THEREFORE, THIS AMENDMENT NO. 1 TO FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

The Company and the Trustee agree for the equal and proportionate benefit of the respective holders from time to time of the Securities, as follows:

Section 1.01.  Definitions.  All terms not defined herein shall have the same meaning herein as in the First Supplemental Indenture.

Section 1.02.  Amendment.  A new second sentence shall be added to Section 9.03(c) of the First Supplemental Indenture to state as follows:

Provided, however, that with the consent of any Holder who converts Securities prior to April 11, 2011, the Company may deliver the cash with respect to any Early Conversion Make Whole Amount pursuant to Section 9.06 on or before the Settlement Date.

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed as of the date first written above.

GLOBALSTAR, INC.

By:	/s/ Fuad Ahmad
	Name:	Fuad Ahmad
Title: Senior Vice President & Chief Financial Officer

U.S. BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Daniel Boyers
	Name:	Daniel Boyers
	Title:	Assistant Vice President